Exhibit 99.1

Trimble Reports Fourth Quarter and Full Year 2013 Results

•	Fourth Quarter 2013 Revenue $599.2 Million, Up 16 percent; GAAP Diluted Earnings Per Share $0.23: Non-GAAP Diluted Earnings Per Share $0.43

•	Fiscal 2013 Revenue $2.3 Billion, up 12 Percent; GAAP Diluted Earnings Per Share $0.84: Non-GAAP Diluted Earnings Per Share $1.58

SUNNYVALE, Calif., Feb. 11, 2014 – Trimble (NASDAQ: TRMB) today announced fourth quarter and fiscal year end results.

Fourth Quarter 2013

Fourth quarter 2013 revenue of $599.2 million was up 16 percent as compared to the fourth quarter of 2012.

GAAP operating income for the fourth quarter of 2013 was $67.3 million, up 122 percent as compared to the fourth quarter of 2012. GAAP operating margin was 11.2 percent of revenue as compared to 5.9 percent of revenue in the fourth quarter of 2012.

GAAP net income for the fourth quarter of 2013 was $60.0 million, up 81 percent as compared to the fourth quarter of 2012. Diluted earnings per share were $0.23 as compared to diluted earnings per share of $0.13 in the fourth quarter of 2012. The tax rate was 10 percent for the fourth quarter of 2013 as compared to 16 percent in the fourth quarter of 2012.

Fourth quarter 2013 non-GAAP operating income of $125.1 million was up 47 percent as compared to the fourth quarter of 2012. Non-GAAP operating margin was 20.9 percent of revenue as compared to 16.5 percent of revenue in the fourth quarter of 2012.

Non-GAAP net income of $114.0 million for the fourth quarter of 2013 was up 55 percent as compared to the fourth quarter of 2012. Diluted non-GAAP earnings per share were $0.43 as compared to diluted non-GAAP earnings per share of $0.28 in the fourth quarter of 2012.

Fiscal 2013

Fiscal 2013 revenue of $2.3 billion was up 12 percent as compared to fiscal 2012.

GAAP operating income for fiscal 2013 was $251.7 million, up 18 percent as compared to fiscal 2012. GAAP operating margin was 11.0 percent of revenue as compared to 10.4 percent of revenue in fiscal 2012.

GAAP net income for fiscal 2013 was $218.9 million, up 15 percent as compared to fiscal 2012. Diluted earnings per share were $0.84 as compared to diluted earnings per share of $0.74 in fiscal 2012. The tax rate was 14 percent for fiscal 2013 as compared to a tax rate of 17 percent for fiscal 2012.

Fiscal 2013 non-GAAP operating income of $473.9 million was up 19 percent as compared to fiscal 2012. Non-GAAP operating margin was 20.7 percent of revenue as compared to 19.5 percent of revenue in fiscal 2012.

Non-GAAP net income of $412.4 million for fiscal 2013 was up 21 percent as compared to fiscal 2012. Diluted, non-GAAP earnings per share were $1.58 as compared to diluted non-GAAP earnings per share of $1.32 in fiscal 2012.

“The fourth quarter results were a strong ending to a challenging year. Beyond the revenue growth in the quarter, fundamental financial performance continued to progress, with improved margins – reflecting a richer mix of higher-value product solutions,” said Steven W. Berglund, Trimble’s president and chief executive officer. “While the fourth quarter supports the anticipation of an improved organic growth outlook for 2014, the environment continues to be comparatively uncertain with variations of regional economic performance, continuing deferrals of investment, and continued constrained government funding.”

Results by Segment

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Fourth quarter 2013 E&C revenue was $331.1 million, up 23 percent as compared to the fourth quarter of 2012. E&C growth was across all major product categories as well as from the impact of acquisitions.

Fourth quarter 2013 operating income in E&C was $68.0 million, or 20.5 percent of revenue, as compared to $39.2 million, or 14.6 percent of revenue, in the fourth quarter of 2012. Non-GAAP operating income was $71.6 million, or 21.6 percent of revenue, as compared to $42.4 million, or 15.8 percent of revenue, in the fourth quarter of 2012. Non-GAAP operating margin was up due to increased sales of higher gross margin products and leverage on higher revenue.

Fiscal 2013 E&C revenue was $1.2 billion, up 12 percent as compared to fiscal 2012. Revenue growth was primarily due to sales of building construction and heavy and highway solutions, as well as the impact of acquisitions.

Fiscal 2013 operating income in E&C was $251.3 million, or 20.6 percent of revenue, as compared to $207.2 million, or 19.0 percent of revenue in fiscal 2012. Non-GAAP operating income was $263.6 million, or 21.6 percent of revenue, as compared to $219.1 million, or 20.1 percent of revenue, in fiscal 2012. Non-GAAP operating margin increased primarily due to a richer product mix and leverage on higher revenue.

Field Solutions

Fourth quarter 2013 Field Solutions revenue was $111.1 million, up three percent as compared to the fourth quarter of 2012 due primarily to increased sales of agriculture products, partially offset by declines in Geographic Information System (GIS) sales.

Fourth quarter 2013 Field Solutions operating income was $38.8 million, or 35.0 percent of revenue, as compared to $37.1 million, or 34.3 percent of revenue, in the fourth quarter of 2012. Non-GAAP operating income was $39.7 million, or 35.7 percent of revenue, as compared to $37.9 million, or 35.1 percent of revenue, in the fourth quarter of 2012. Non-GAAP operating margin was up primarily due to higher operating leverage associated with increased revenue.

Fiscal 2013 Field Solutions revenue was $473.9 million, down two percent as compared to fiscal 2012 due to lower sales of GIS products, partially offset by growth in agriculture product sales.

Fiscal 2013 Field Solutions operating income was $173.1 million, or 36.5 percent of revenue, as compared to $182.1 million, or 37.8 percent of revenue, in fiscal 2012. Fiscal 2013 non-GAAP operating income was $176.2 million, or 37.2 percent of revenue, as compared to $184.9 million, or 38.4 percent of revenue, in fiscal 2012. Non-GAAP operating margins were down primarily due to reduced operating leverage as a result of lower GIS revenue.

Mobile Solutions

Fourth quarter 2013 Mobile Solutions revenue was $125.9 million, up 20 percent as compared to the fourth quarter of 2012 due primarily to higher revenue from sales of transportation and logistics solutions, both from the organic business and acquisitions.

Fourth quarter 2013 Mobile Solutions operating income was $21.7 million, or 17.2 percent of revenue, as compared to $11.3 million, or 10.8 percent of revenue, in the fourth quarter of 2012. Non-GAAP operating income was $22.9 million, or 18.2 percent of revenue, as compared to $11.7 million, or 11.2 percent of revenue, in the fourth quarter of 2012. The improvement in non-GAAP operating margin was due to leverage from higher revenue from sales of transportation and logistics solutions, both from the organic business and acquisitions.

Fiscal 2013 Mobile Solutions revenue was $465.1 million, up 34 percent as compared to fiscal 2012 due primarily to higher subscription revenue and the impact of acquisitions.

Fiscal 2013 Mobile Solutions operating income was $64.0 million, or 13.8 percent of revenue, as compared to $32.5 million, or 9.3 percent of revenue, in fiscal 2012. Non-GAAP operating income was $68.0 million or 14.6 percent of revenue, as compared to $34.6 million, or 9.9 percent of revenue, in fiscal 2012. Non-GAAP operating margins improved due to leverage on increased subscription revenue.

Advanced Devices

Fourth quarter 2013 Advanced Devices revenue was $31.1 million, down eight percent as compared to the fourth quarter of 2012, primarily due to lower sales of embedded and timing devices.

Operating income in Advanced Devices for the fourth quarter of 2013 was $5.2 million, or 16.6 percent of revenue, as compared to $6.2 million, or 18.4 percent of revenue, in the fourth quarter of 2012. Non-GAAP operating income in Advanced Devices was $5.8 million, or 18.6 percent of revenue, as compared to $7.0 million, or 20.7 percent of revenue, in the fourth quarter of 2012. The lower non-GAAP operating margin was due to lower revenue and a less favorable product mix.

Fiscal 2013 Advanced Devices revenue was $127.1 million, up five percent as compared to fiscal 2012 due primarily to increased sales of timing devices.

Fiscal 2013 Advanced Devices operating income was $26.6 million, or 20.9 percent of revenue, as compared to $19.2 million, or 15.9 percent of revenue, in fiscal 2012. Non-GAAP operating income was $29.9 million or 23.5 percent of revenue, as compared to $21.6 million, or 17.9 percent of revenue, in fiscal 2012. Non-GAAP operating margins improved due to leverage from increased revenue and product mix.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the first quarter of 2014 Trimble expects revenue between $610 million and $630 million with GAAP earnings per share of $0.23 to $0.26 and non-GAAP earnings per share of $0.40 to $0.43. Non-GAAP guidance excludes the amortization of intangibles of $40 million related to previous acquisitions, anticipated acquisition costs of $3 million and the anticipated impact of stock-based compensation expense of $10 million. Both GAAP and non-GAAP earnings per share assume a 19 to 21 percent tax rate and 264 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Feb. 11, 2014 at 1:30 p.m. PT to review its fourth quarter and fiscal 2013 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 902-3611 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 55812249. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the impact of acquisitions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the first quarter and full year 2014, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. The Company’s results would also be negatively impacted by further weakening in the macro environment in Europe and China or a softening of the market in North or South America. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter of		Fiscal Years
	2013	2012	2013	2012
Revenues:
Product	$409,733	$379,337	$1,649,965	$1,566,975
Service	112,646	77,627	364,274	262,889
Subscription	76,839	58,559	273,885	210,249

Total revenues	599,218	515,523	2,288,124	2,040,113

Cost of sales:
Product	189,538	190,245	776,597	767,526
Service	46,553	32,695	141,904	100,286
Subscription	22,492	17,987	84,682	65,847
Amortization of purchased intangible assets	21,181	18,132	81,119	60,277

Total cost of sales	279,764	259,059	1,084,302	993,936

Gross margin	319,454	256,464	1,203,822	1,046,177

Gross margin (%)	53.3%	49.7%	52.6%	51.3%
Operating expenses
Research and development	77,636	70,737	299,421	256,458
Sales and marketing	93,669	83,598	348,106	313,692
General and administrative	58,498	53,207	216,876	195,802
Restructuring	1,358	333	5,960	2,227
Amortization of purchased intangible assets	20,947	18,260	81,722	65,430

Total operating expenses	252,108	226,135	952,085	833,609

Operating income	67,346	30,329	251,737	212,568
Non-operating income (loss), net
Interest expense, net	(4,134)	(4,796)	(17,582)	(16,357)
Foreign currency transaction gain (loss), net	172	(683)	(954)	(2,526)
Income from equity method investments, net	4,772	5,019	20,680	24,727
Other income (loss), net	(1,864)	9,115	(1,017)	11,012

Total non-operating income (loss), net	(1,054)	8,655	1,127	16,856

Income before taxes	66,292	38,984	252,864	229,424
Income tax provision	6,631	6,305	34,698	39,708

Net income	59,661	32,679	218,166	189,716
Less: Net gain attributable to noncontrolling interests	(336)	(507)	(689)	(1,344)

Net income attributable to Trimble Navigation Ltd.	$59,997	$33,186	$218,855	$191,060

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.23	$0.13	$0.85	$0.76

Diluted	$0.23	$0.13	$0.84	$0.74

Shares used in calculating earnings per share:
Basic	258,187	253,314	256,648	251,132

Diluted	262,832	258,236	261,206	256,774

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Fiscal Year End	Fiscal Year End
As of	2013	2012
Assets
Current assets:
Cash and cash equivalents	$147,227	$157,771
Accounts receivables, net	337,932	323,477
Other receivables	23,143	17,327
Inventories, net	254,311	240,529
Deferred income taxes	38,597	43,473
Other current assets	35,807	33,396

Total current assets	837,017	815,973
Property and equipment, net	142,975	96,890
Goodwill	1,989,470	1,815,699
Other purchased intangible assets, net	619,399	644,419
Other non-current assets	111,979	96,123

Total assets	$3,700,840	$3,469,104

Liabilities
Current liabilities:
Current portion of long-term debt	$106,402	$38,092
Accounts payable	112,522	124,532
Accrued compensation and benefits	95,866	86,064
Deferred revenue	159,295	138,920
Accrued warranty expense	17,781	17,066
Other accrued liabilities	85,124	63,996

Total current liabilities	576,990	468,670
Non-current portion of long-term debt	652,056	873,066
Non-current deferred revenue	20,431	7,262
Deferred income taxes	136,399	148,260
Other non-current liabilities	80,982	58,322

Total liabilities	1,466,858	1,555,580

Commitments and contingencies
Equity
Shareholders’ equity:
Common stock	1,106,017	1,006,818
Retained earnings	1,081,695	868,026
Accumulated other comprehensive income	33,194	22,611

Total Trimble Navigation Ltd. shareholders’ equity	2,220,906	1,897,455
Noncontrolling interests	13,076	16,069

Total equity	2,233,982	1,913,524
Total liabilities and equity	$3,700,840	$3,469,104

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Years
	2013	2012
Cash flow from operating activities:
Net Income	$218,166	$189,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	26,736	23,691
Amortization expense	162,841	125,707
Provision for doubtful accounts	1,909	2,030
Deferred income taxes	(14,963)	(1,369)
Stock-based compensation	36,442	32,660
Income from equity method investments	(20,680)	(24,727)
Acquisition / divestiture (gain)/loss	1,430	(7,257)
Excess tax benefit for stock-based compensation	(13,540)	(25,345)
Provision for excess and obsolete inventories	3,157	6,234
Other non-cash items	(657)	(4,221)
Add decrease (increase) in assets:
Accounts receivables	(4,070)	(24,388)
Other receivables	2,302	(5,017)
Inventories	(11,351)	(8,402)
Other current and non-current assets	(11,811)	(7,945)
Add increase (decrease) in liabilities:
Accounts payable	(15,834)	25,985
Accrued compensation and benefits	4,047	7,889
Deferred revenue	29,394	16,560
Accrued warranty expense	675	(1,520)
Other liabilities	20,442	20,419

Net cash provided by operating activities	414,635	340,700

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(258,797)	(728,114)
Acquisitions of property and equipment	(70,877)	(54,071)
Dividends received from equity method investments	7,672	13,178
Other	(2,762)	4,721

Net cash used in investing activities	(324,764)	(764,286)

Cash flow from financing activities:
Issuance of common stock, net of tax withholdings	47,706	59,187
Excess tax benefit for stock-based compensation	13,540	25,345
Proceeds from debt and revolving credit lines	407,678	1,199,352
Payments on debt and revolving credit lines	(567,343)	(857,477)

Net cash provided by (used in) financing activities	(98,419)	426,407

Effect of exchange rate changes on cash and cash equivalents	(1,996)	329

Net increase (decrease) in cash and cash equivalents	(10,544)	3,150
Cash and cash equivalents - beginning of period	157,771	154,621

Cash and cash equivalents - end of period	$147,227	$157,771

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
FOURTH QUARTER OF FISCAL 2013 :
Revenues	$331,112	$111,080	$125,880	$31,146
Operating income before corporate allocations:	$67,957	$38,843	$21,677	$5,158
Operating margin (% of segment external net revenues)	20.5%	35.0%	17.2%	16.6%
FOURTH QUARTER OF FISCAL 2012 :
Revenues	$269,120	$108,099	$104,532	$33,772
Operating income before corporate allocations:	$39,173	$37,129	$11,259	$6,230
Operating margin (% of segment external net revenues)	14.6%	34.3%	10.8%	18.4%
FISCAL YEAR 2013 :
Revenue	$1,222,040	$473,891	$465,138	$127,055
Operating income before corporate allocations:	$251,258	$173,114	$63,961	$26,577
Operating margin (% of segment external net revenues)	20.6%	36.5%	13.8%	20.9%
FISCAL YEAR 2012 :
Revenue	$1,089,424	$481,962	$348,147	$120,580
Operating income before corporate allocations:	$207,174	$182,134	$32,459	$19,166
Operating margin (% of segment external net revenues)	19.0%	37.8%	9.3%	15.9%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

			Fourth Quarter of						Fiscal Years
			2013			2012			2013			2012
			Dollar	% of		Dollar	% of		Dollar	% of		Dollar	% of
			Amount	Revenue		Amount	Revenue		Amount	Revenue		Amount	Revenue
GROSS MARGIN:
GAAP gross margin:			$319,454	53.3%		$256,464	49.7%		$1,203,822	52.6%		$1,046,177	51.3%
Restructuring	(A	)	31	0.0%		17	0.0%		860	0.0%		156	0.0%
Amortization of purchased intangible assets	(B	)	21,181	3.6%		18,132	3.5%		81,119	3.6%		60,277	3.0%
Stock-based compensation	(C	)	757	0.1%		525	0.1%		2,573	0.1%		2,005	0.1%
Amortization of acquisition-related inventory step-up	(D	)	—	0.0%		1,680	0.4%		1,505	0.1%		2,357	0.1%

Non-GAAP gross margin:			$341,423	57.0%		$276,818	53.7%		$1,289,879	56.4%		$1,110,972	54.5%

OPERATING EXPENSES:
GAAP operating expenses:			$252,108	42.1%		$226,135	43.9%		$952,085	41.6%		$833,609	40.9%
Restructuring	(A	)	(1,358)	-0.2%		(333)	-0.1%		(5,960)	-0.3%		(2,227)	-0.1%
Amortization of purchased intangible assets	(B	)	(20,947)	-3.5%		(18,260)	-3.5%		(81,722)	-3.5%		(65,430)	-3.2%
Stock-based compensation	(C	)	(9,527)	-1.6%		(8,507)	-1.7%		(33,869)	-1.4%		(30,655)	-1.5%
Acquisition / divestiture items	(E	)	(3,910)	-0.7%		(7,277)	-1.4%		(13,195)	-0.6%		(21,662)	-1.1%
Litigation	(H	)	—	0.0%		—	0.0%		(1,335)	-0.1%		—	0.0%

Non-GAAP operating expenses:			$216,366	36.1%		$191,758	37.2%		$816,004	35.7%		$713,635	35.0%

OPERATING INCOME:
GAAP operating income:			$67,346	11.2%		$30,329	5.9%		$251,737	11.0%		$212,568	10.4%
Restructuring	(A	)	1,389	0.2%		350	0.0%		6,820	0.3%		2,383	0.1%
Amortization of purchased intangible assets	(B	)	42,128	7.0%		36,392	7.1%		162,841	7.1%		125,707	6.2%
Stock-based compensation	(C	)	10,284	1.7%		9,032	1.8%		36,442	1.5%		32,660	1.6%
Amortization of acquisition-related inventory step-up	(D	)	—	0.0%		1,680	0.3%		1,505	0.1%		2,357	0.1%
Acquisition / divestiture items	(E	)	3,910	0.8%		7,277	1.4%		13,195	0.6%		21,662	1.1%
Litigation	(H	)	—	0.0%		—	0.0%		1,335	0.1%		—	0.0%

Non-GAAP operating income:			$125,057	20.9%		$85,060	16.5%		$473,875	20.7%		$397,337	19.5%

NON-OPERATING INCOME, NET:
GAAP non-operating income (loss), net:			$(1,054)			$8,655			$1,127			$16,856
Acquisition / divestiture items	(E	)	2,276			(6,810)			1,430			(7,257)
Debt issuance cost write-off	(F	)	—			82			—			82
Foreign exchange loss associated with acquisitions	(G	)	—			—			—			1,578

Non-GAAP non-operating income, net:			$1,222			$1,927			$2,557			$11,259

				GAAP and			GAAP and			GAAP and			GAAP and
				Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP
				Tax Rate %	(J)		Tax Rate %	(J)		Tax Rate %	(J)		Tax Rate %	(J)
INCOME TAX PROVISION:
GAAP income tax provision:			$6,631	10%		$6,305	16%		$34,698	14%		$39,708	17%
Non-GAAP items tax effected	(I	)	6,001			7,762			30,064			30,635

Non-GAAP income tax provision:			$12,632	10%		$14,067	16%		$64,762	14%		$70,343	17%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.			$59,997			$33,186			$218,855			$191,060
Restructuring	(A	)	1,389			350			6,820			2,383
Amortization of purchased intangible assets	(B	)	42,128			36,392			162,841			125,707
Stock-based compensation	(C	)	10,284			9,032			36,442			32,660
Amortization of acquisition-related inventory step-up	(D	)	—			1,680			1,505			2,357
Acquisition / divestiture items	(E	)	6,186			467			14,625			14,405
Debt issuance cost write-off	(F	)	—			82			—			82
Foreign exchange loss associated with acquisitions	(G	)	—			—			—			1,578
Litigation	(H	)	—			—			1,335			—
Non-GAAP items tax affected	(I	)	(6,001)			(7,762)			(30,064)			(30,635)

Non-GAAP net income attributable to Trimble Navigation Ltd.			$113,983			$73,427			$412,359			$339,597

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.23			$0.13			$0.84			$0.74
Restructuring	(A	)	—			—			0.03			0.01
Amortization of purchased intangible assets	(B	)	0.16			0.14			0.62			0.49
Stock-based compensation	(C	)	0.04			0.03			0.14			0.13
Amortization of acquisition-related inventory step-up	(D	)	—			0.01			—			0.01
Acquisition / divestiture items	(E	)	0.02			—			0.06			0.05
Debt issuance cost write-off	(F	)	—			—			—			—
Foreign exchange loss associated with acquisitions	(G	)	—			—			—			0.01
Litigation	(H	)	—			—			0.01			—
Non-GAAP items tax affected	(I	)	(0.02)			(0.03)			(0.12)			(0.12)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.43			$0.28			$1.58			$1.32

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$39,997			$16,275			$76,538			$105,134
Increase in revenue			$83,695			$80,353			$248,011			$396,048
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)			47.8%			20.3%			30.9%			26.5%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			Fourth Quarter of				Fiscal Years
			2013		2012		2013		2012
				% of Segment		% of Segment		% of Segment		% of Segment
				Revenue		Revenue		Revenue		Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:			$67,957	20.5%	$39,173	14.6%	$251,258	20.6%	$207,174	19.0%
Stock-based compensation	(K	)	3,623	1.1%	3,224	1.2%	12,325	1.0%	11,954	1.1%

Non-GAAP operating income before corporate allocations:			$71,580	21.6%	$42,397	15.8%	$263,583	21.6%	$219,128	20.1%

Field Solutions
GAAP operating income before corporate allocations:			$38,843	35.0%	$37,129	34.3%	$173,114	36.5%	$182,134	37.8%
Stock-based compensation	(K	)	810	0.7%	798	0.8%	3,068	0.7%	2,750	0.6%

Non-GAAP operating income before corporate allocations:			$39,653	35.7%	$37,927	35.1%	$176,182	37.2%	$184,884	38.4%

Mobile Solutions
GAAP operating income before corporate allocations:			$21,677	17.2%	$11,259	10.8%	$63,961	13.8%	$32,459	9.3%
Stock-based compensation	(K	)	1,208	1.0%	405	0.4%	4,002	0.8%	2,115	0.6%

Non-GAAP operating income before corporate allocations:			$22,885	18.2%	$11,664	11.2%	$67,963	14.6%	$34,574	9.9%

Advanced Devices
GAAP operating income before corporate allocations:			$5,158	16.6%	$6,230	18.4%	$26,577	20.9%	$19,166	15.9%
Stock-based compensation	(K	)	645	2.0%	751	2.3%	3,295	2.6%	2,467	2.0%

Non-GAAP operating income before corporate allocations:			$5,803	18.6%	$6,981	20.7%	$29,872	23.5%	$21,633	17.9%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation, litigation, and acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs, and acquisition bonus payments from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, litigation, and acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs, and acquisition bonus payments. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods. Non-GAAP non-operating income, net We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition and divestiture gains/losses associated with unusual acquisition related items such as adjustments to the fair value of earn-out liabilities and gains or losses related to the acquisition or sale of certain businesses and investments, and a note impairment cost on a potential equity investment. These gains/losses are specific to particular acquisitions and divestitures and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes the write-off of debt issuance costs associated with a modified credit facility as well as a foreign exchange loss specifically associated with a hedge for one of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a write off of debt issuance costs associated with a modified credit facility, a foreign exchange loss from a hedge associated with one of our acquisitions, litigation, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a write off of debt issuance costs associated with a modified credit facility, a foreign exchange loss from a hedge associated with one of our acquisitions, litigation and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income. We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, litigation, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A) - ( K ) below,

( A )	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance. We have incurred restructuring expense in each of the last three years however the amount incurred can vary significantly based on whether a restructuring has occurred in the period and the timing of headcount reductions.

( B )	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.

( C )	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the fourth quarter and fiscal 2013 and 2012, stock-based compensation was allocated as follows:

	Fourth Quarter of		Fiscal Years
(Dollars in thousands)	2013	2012	2013	2012
Cost of sales	$757	$525	$2,573	$2,005
Research and development	1,395	1,450	5,039	5,319
Sales and Marketing	1,988	1,773	7,329	7,017
General and administrative	6,144	5,284	21,501	18,319

	$10,284	$9,032	$36,442	$32,660

( D )	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

( E )	Acquisition / divestiture items. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. Included in our GAAP presentation of non-operating income (loss), net, acquisition / divestiture items includes unusual acquisition, investment, or divestiture gains/losses such as adjustments to the fair value of earn-out liabilities, gains/losses on acquisitions or divestitures of certain businesses and investments, and a note impairment cost on a potential equity investment. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

( F )	Debt issuance cost write-off. Included in our non-operating income, net this amount represents a write-off of debt issuance cost for a modified credit facility. We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

( G )	Foreign exchange loss associated with acquisitions. This amount represents a loss on a foreign exchange hedge associated with one of our acquisitions. We excluded the foreign exchange loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

( H )	Litigation. This amount represents the settlement of litigation related to a pre-acquisition agreement with a contract manufacturer. We have excluded this litigation settlement cost from our non-GAAP measures because it is a non-recurring expense that is not indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

( I )	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items ( A ) - ( H ) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

( J )	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

( K )	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $4.0 million and $3.9 million for the fourth quarter of fiscal 2013 and 2012, respectively, and $13.8 million and $13.4 million for fiscal 2013 and 2012, respectively.